UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2012

RECOVERY ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

303-951-7920
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

The Company's board of directors appointed D. Kirk Edwards to the board of directors on May 18, 2012.  Mr. Edwards was appointed to the Company's audit and compensation committees.

Mr. Edwards, 52, became president of Las Colinas Energy Partners, LP and four affiliated entities in March, 2012, where he manages a diverse oil and gas royalty base, surface lands, and non-operated working interests in more than 9,000 wells located throughout the U.S. and the Gulf Coast of Mexico. He has served as president for the following oil and gas companies for more than five years:  MacLondon Royalty Company (and four affiliates), Alexis Energy GP, LP, and Noelle Land & Minerals LLC. Mr. Edwards worked in various disciplines as a petroleum engineer including Field, Reservoir, and drilling engineer for Texaco, Inc. from 1981-1986. In 1987, he founded Odessa Exploration, Inc., an independent oil and gas company, which he sold to Key Energy Services, Inc. in 1993. He served as a director, executive vice president and in other capacities of Key Energy Services until 2001. Mr. Edwards is a past president of the Permian Basin Petroleum Association, and is a past director and former chairman of the board of the Federal Reserve Bank of Dallas’ El Paso Branch. Mr. Edwards received a Bachelor of Science degree in Chemical Engineering from the University of Texas at Austin in 1981, and is a registered Professional Engineer in the State of Texas.

Mr. Edwards received a grant of 50,000 shares of our common stock upon his appointment to the board, which will vest in three equal amounts on May 18 2013, 2014 and 2015.  He will receive an additional annual stock grant with a value of $40,000 on each April 24 beginning with April 24, 2013, which will vest immediately.  In addition Mr. Edwards will receive cash compensation for serving on our board of $10,000 each calendar quarter.

We believe Mr. Edwards's qualifications to serve on our board include his experience running numerous oil and gas companies and his extensive business knowledge working with other companies in the energy industry.

 Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1	Independent Director Appointment Agreement with D. Kirk Edwards
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: May 18, 2012	By:	/s/ A. Bradley Gabbard
A. Bradley Gabbard
Chief Executive Officer